Exhibit 99.1

VERIDIUM TO ACQUIRE MARSHALL ENVIRONMENTAL GROUP, INC.

Paterson, New Jersey, June 30, 2005 - Veridium Corporation  ("Veridium") (OTCBB:
VRDM), an environmental management company providing a variety of services that specializes in the recycling and reuse of industrial wastes, today announced its execution of an agreement to acquire the assets of Marshall Environmental Group, Inc. ("Marshall").

Marshall is a Providence, Rhode Island based environmental services company that provides public and private sector clients with a diverse array of environmental services. Marshall has developed a strong regional following on the basis of its specialization in field services.

"This transaction is strategic to the growth of our field services group in New England," said James Green, Veridium's president and chief executive officer. "Marshall is a dynamic company with a strong local following in a key geography where we have little coverage. We are excited by this transaction and we look forward to working with the Marshall team."

Peter Marshall, president of Marshall added that: "We are excited to have the opportunity to contribute to Veridium's growth and development. We believe that we can provide our clients with enhanced services through access to Veridium's infrastructure, and we are looking forward to closing and adding to the future success of Veridium in any way we can."

Under  the  terms  of  the   acquisition   agreement,   Veridium   will  acquire
substantially all of Marshall's assets used in its environmental services business in return for total consideration of approximately $350,000 and performance-based equity ownership in Veridium. This acquisition is expected to close during the third quarter of 2005 and is expected to add about $1.5 million in gross sales to Veridium.

About Veridium Corporation

Veridium is an environmental management company providing a variety of services to a broad client base in both the private and public sectors with a specialization in the recycling and reuse of industrial hazardous wastes. Our services include collection and transportation of industrial wastes, site remediation, and recycling of metal-bearing and chemical wastes. Our focus is to provide our clients with value-added, environmentally conscious and cost-effective hazardous waste management services based on our efficient managing of wastes and use of green technologies. Additional information on Veridium and its business model is available online at www.veridium.com.

Approximately 55% of the capital stock of Veridium is owned by GreenShift Corporation (OTC Bulletin Board: GSHF), a business development corporation whose mission is to develop and support companies and technologies that facilitate the efficient use of natural resources and contribute to the resolution of environmental challenges.

Safe Harbor Statement

The foregoing discussion contains forward-looking statements that are based on current expectations. Actual results, including the timing and amount of anticipated revenues, any implications with respect to shareholder wealth, or Veridium's ability to scale its operations, may differ due to such factors as: regulatory delays; dealings with governmental and foreign entities; economic and other conditions affecting the financial ability of actual and prospective clients; and, other risks generally affecting the financing of projects. Additional risks associated with Veridium's business can be found in Veridium's Annual Report on Form 10KSB for the year ended December 31, 2004, and other periodic filings with the SEC. Veridium trades on the over-the-counter bulletin board maintained by the NASD under the symbol VRDM.